Exhibit 5.4

[Letterhead of Sullivan & Cromwell LLP]

July 24, 2013

Bancolombia S.A.,

Carrera 48 # 26-85, Avenida Los Industriales,

Medellín,

Colombia.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) on Form F-4 (File No. 333-188396) (the “Registration Statement”) of $227,458,000 aggregate principal amount of 5.125% Subordinated Notes due 2022 issued under the indenture dated September 11, 2012 (the “Securities”) of Bancolombia S.A., a corporation organized as a sociedad anónima under the laws of the Republic of Colombia (the “Bank”), to be issued in exchange for the Bank’s outstanding 5.125% Subordinated Notes due 2022 issued under the indenture dated September 25, 2012, pursuant to the indenture, dated September 11, 2012 (the “Indenture”), each among the Bank and The Bank of New York Mellon, as Trustee, we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that the terms of the Securities and of their issuance and exchange have been duly established in conformity with the Indenture, the Securities have been duly executed and delivered in accordance with the Indenture, and the Securities constitute valid and legally binding obligations of the Bank, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For the purposes of our opinion, we have assumed that the Securities have been duly authenticated by the Trustee under the Indenture, that the Bank has been duly incorporated and is an existing corporation (sociedad anónima) under the laws of the Republic of Colombia, that the Securities have been duly authorized, executed and delivered insofar as Colombian law is concerned and that the Securities constitute valid and legally binding obligations of the Bank insofar as Colombian law is concerned. With respect to all matters of Colombian law, we note that you are being provided with the opinion, dated the date hereof, of Gómez-Pinzón Zuleta Abogados S.A.

Bancolombia S.A.	-2-

Also, with your approval we have relied as to certain factual matters on information obtained from public officials, officers of the Bank and other sources believed by us to be responsible, and we have assumed that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the New Notes” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours

/s/ Sullivan & Cromwell LLP